                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                    (13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)/1/

                          R.R. DONNELLEY & SONS COMPANY
          ------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $1.25 PAR VALUE PER SHARE
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   257867 10 1
          ------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

----------------------                                         -----------------
CUSIP NO. 257867 10 1                                          Page 2 of 5 Pages
----------------------                                         -----------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          Strachan Donnelley
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
             NUMBER OF                5      SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      1,360,878 shares of Common Stock
                                      ------------------------------------------
             OWNED BY                 6      SHARED VOTING POWER
               EACH
             REPORTING                       4,230,924 shares of Common Stock
                                      ------------------------------------------
              PERSON
               WITH                   7      SOLE DISPOSITIVE POWER

                                             1,360,878 shares of Common Stock
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             4,230,924 shares of Common Stock
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,591,802 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.9% (According to the Company's Quarterly Report on Form 10-Q filed
          November 13, 2002, there were 113,328,348 shares of Common Stock outstanding on September 30, 2002).
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).     Name of Issuer:

               R.R. Donnelley & Sons Company (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               77 West Wacker Drive
               Chicago, Illinois  60601-1696

Item 2(a).     Name of Persons Filing:

               Strachan Donnelley

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               106 West 78th Street
               New York, New York 10024

Item 2(c).     Citizenship:

               United States of America

Item 2(d).     Title of Class of Securities:

               See Cover Page.

Item 2(e).     CUSIP Number:

               See Cover Page

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

               (a)  [ ] Broker or dealer registered under Section 15 of the
                        Exchange Act;

               (b)  [ ] Bank as defined in Section 3 (a) (6) of the Exchange
                        Act;

               (c)  [ ] Insurance company as defined in Section 3 (a) (19) of the Exchange Act;

               (d)  [ ] Investment company registered under Section 8 of the
                        Investment Company Act;

               (e)  [ ] An investment advisor in accordance with
                        Rule 13d-1 (b)(1) (ii) (E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

               (g)  [ ] A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);

               (h)  [ ] A savings association as defined in Section 3 (b) of the
                        Federal Deposit Insurance Act;

               (i)  [ ] A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;

               (j)  [ ] Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

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Item 4.        Ownership:

               Items 5-11 of Page 2 are hereby incorporated by reference.

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person:

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               NOT APPLICABLE

Item 8.        Identification and Classification of Members of the Group:

               NOT APPLICABLE

Item 9.        Notice of Dissolution of Group:

               NOT APPLICABLE

Item 10.       Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 14, 2003
                                     -----------------------------------
                                                 (Date)


                                                   *
                                           ------------------
                                              (Signature)


                                            Strachan Donnelley
                                      -----------------------------------------
                                                 (Name)

*By:     /s/ Larry D. Berning
      --------------------------------------
      Larry D. Berning
      Attorney-in-Fact
      (Pursuant to Power of Attorney filed with the original Schedule 13G on March 4, 2002, which Power of Attorney is hereby incorporated by reference)